Exhibit 99.1

          ZOLL Medical Corporation Announces Annual Results

               Record Revenues and Strong Profit Growth


    CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 16, 2006--ZOLL Medical Corporation (NASDAQ: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that fiscal 2006 revenues increased 18% to $248,849,000 as compared to fiscal 2005 revenues of $211,340,000. Net income for the year increased to $11,140,000, compared to $1,963,000 in the prior year. Diluted earnings per share were $1.15, compared to $0.20 in the prior year. Backlog was approximately $13.4 million at the end of the fourth quarter.

    Annual sales to the North American market increased by 18% to $192.3 million, compared to $162.7 million for the prior year. Sales to the North American hospital market increased 8% to $75.6 million compared to $70.3 million last year. Sales to the North American pre-hospital market increased 34% to $97.4 million, as compared to $72.8 million in the prior year. North American pre-hospital results include the results of ZOLL Lifecor, whose assets were acquired in April 2006. International revenues increased by 16% to $56.5 million, compared to $48.6 million last year. AutoPulse(R) sales in all markets increased 33% to $10.0 million for the year, compared to $7.5 million in the prior year.

    Fiscal year 2006 fourth-quarter revenues increased by 27% to $72.3 million, compared to $57.1 million in the fourth quarter of last year. Net income increased 141% to $5.4 million, compared to $2.2 million in the prior-year period, and diluted earnings per share increased 139% to $0.55 per share, compared to the prior-year fourth-quarter's amount of $0.23.

    Fourth quarter sales to the North American market increased 22% to $57.3 million compared to $46.8 million in the fourth quarter of 2005. Sales to the North American hospital market decreased 7% to $20.5 million compared to $22.1 million in the fourth quarter of last year. Sales to the North American pre-hospital market increased 61% to $31.9 million, including the results of ZOLL Lifecor, as compared to the same period last year. International sales increased by 46% to $15.0 million compared to $10.3 million in the fourth quarter last year. Total AutoPulse shipments to all markets increased by 35% to $3.4 million compared to $2.5 million in the fourth quarter of the prior year.

    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "We are pleased to have completed the year in such a strong fashion. We executed end-of-quarter shipments particularly well, yielding additional revenue and significant incremental profitability."

    Commenting further, Mr. Packer stated, "We were particularly pleased with the strength of our North American EMS and International businesses. Our gains were driven by increased traction of both the E Series(TM) and the AutoPulse. In the North American Hospital market, annual revenues were up only modestly for the year, driven by growth in our military business. However, with the recent launch of our new R Series(TM) platform, targeted solely at the Hospital market, we believe our performance will dramatically improve this coming year. The R Series offers a OneStep(TM) System of cable and electrode that simplifies deployment of pacing and defibrillation therapy. The product offers smart tools that can help clinicians improve CPR performance. With more than 40 self checks, it is designed to be ready when needed for a code. Its motto is 'Simple, Smart and Ready'. We are very excited about the launch of this product."

    With respect to the AutoPulse, Mr. Packer observed, "The AutoPulse is receiving a lot of enthusiasm in the marketplace and continues to improve its penetration. Orders increased 70% year-over-year and the fourth quarter increased 86% compared to the prior-year quarter. As a result, we ended the year with our first significant backlog of AutoPulse."

    Mr. Packer concluded, "Our annual and fourth-quarter results exceeded our expectations. Fiscal 2006 was a big step forward for ZOLL. We believe the continued success of the E Series, the AutoPulse, and the introduction of our new R Series product should continue to drive revenue and profit growth in 2007. Our outlook for next year is positive as we have previously stated. We continue to plan for enough top line growth, coupled with tight expense control, to drive strong profit growth."

    ZOLL will host a conference call on Thursday, November 16, 2006 at 10:30 a.m. EST to discuss its fourth quarter financial results. This conference call will be accessible on the Company's home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation (with ZOLL's See-Thru CPR(TM) and Real CPR Help(TM) technologies), ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

    ZOLL markets and sells its products in more than 140 countries. The Company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the Middle East and Africa, Asia, and Australia. For more information, visit www.zoll.com or call +1 (978) 421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding business growth and future performance, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 11, 2006. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

    (C)2006 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. E Series, R Series, and OneStep are trademarks of ZOLL Medical Corporation. AutoPulse, Lifecor and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.


                       ZOLL MEDICAL CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)

                                                   October   October
                                                       1,        2,
                                                     2006      2005
                                                   --------- ---------
ASSETS
Current assets:
  Cash and cash equivalents                         $42,831   $36,270
  Short-term investments                             20,548    14,553
  Accounts receivable, net                           59,078    47,733
  Inventory                                          37,119    38,637
  Prepaid expenses and other current assets           9,010     8,055
                                                   --------- ---------
Total current assets                                168,586   145,248
Property and equipment, net                          26,655    23,492
Other assets, net                                    56,245    50,796
                                                   --------- ---------
                                                   $251,486  $219,536
                                                   ========= =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                  $13,745    $9,020
  Accrued expenses and other liabilities             42,095    29,088
                                                   --------- ---------
Total current liabilities                            55,840    38,108
Total stockholders' equity                          195,646   181,428
                                                   --------- ---------
                                                   $251,486  $219,536
                                                   ========= =========


                      ZOLL MEDICAL CORPORATION
              CONDENSED CONSOLIDATED INCOME STATEMENTS
                (In thousands, except per share data)

                              Three Months Ended  Twelve Months Ended
                              October   October   October   October
                                  1,        2,        1,        2,
                                2006      2005      2006      2005
                              --------- --------- --------- ---------
Net sales                     $ 72,289  $ 57,127  $248,849  $211,340
Cost of goods sold              30,916    25,645   108,565    92,325
                              --------- --------- --------- ---------
Gross profit                    41,373    31,482   140,284   119,015
Expenses:
  Selling and marketing         21,042    18,365    79,416    75,838
  General and administrative     6,165     5,158    22,417    18,667
  Research and development       6,599     5,424    23,394    22,896
                              --------- --------- --------- ---------
  Total expenses                33,806    28,947   125,227   117,401
Income from operations           7,567     2,535    15,057     1,614
Other income                       735       161     2,082       572
                              --------- --------- --------- ---------
Income before taxes              8,302     2,696    17,139     2,186
Taxes                            2,906       458     5,999       223
                              --------- --------- --------- ---------
Net income                    $  5,396  $  2,238  $ 11,140    $1,963
                              ========= ========= ========= =========
Earnings per share:
Basic                         $   0.56  $   0.23  $   1.16     $0.21
                              ========= ========= ========= =========
Diluted                       $   0.55  $   0.23  $   1.15     $0.20
                              ========= ========= ========= =========
Weighted average common
 shares:
Basic                            9,681     9,590     9,643     9,565
Diluted                          9,829     9,648     9,721     9,630


    CONTACT: Investor Contact
             ZOLL Medical Corporation
             A. Ernest Whiton, +1 978-421-9655
             Chief Financial Officer
             or
             Media Contact
             ZOLL Medical Corporation
             Robert Minicucci, +1 978-421-9832
             Corporate Communications Manager
             rminicucci@zoll.com